EXHIBIT 99.1

           TRIDON ENTERPRISES ENTERS PRELIMINARY AGREEMENT TO ACQUIRE
                        ALL OPERATIONS OF ALPHA SPACECOM

BEVERLY HILLS, Calif.--(BUSINESS WIRE)--Oct. 2, 2001--Brian T. Brick, Tridon Enterprises Incorporated's (OTCBB:TEIM - news; Tridon) CEO, announced today that it entered into a preliminary agreement to acquire all of the operations of Alpha Spacecom ("Alpha"), a Hong Kong based company with a key principal role in an on going program to construct and launch a KA Band satellite for the distribution of media, sports and entertainment programming to mainland China. Alpha's team of Beijing based scientists and engineers have developed sophisticated KA Band technologies for platforms relevant to both receptive and interactive satellite signals enabling Chinese language programming to be distributed via "spot" signals throughout both the major urban and rural areas of the country.

Alpha's Chinese partner in this venture is a major state owned satellite broadcasting group which has the government mandate to develop a coordinated means of satellite transmission of both domestically produced and foreign language programming in China. To that end Alpha is working with one of the US's largest satellite and defense contracting groups to facilitate, design, construct and launch its first satellite.

Mr. Brick stated that he anticipates that all parties will execute the definitive merger agreement on or before October 15, 2001 at which time the details of the transaction will be announced.

Sources close to the transaction estimate that there are currently 320,000,000 television sets in operation throughout Mainland China, with over 90,000,000 household cable connections.

The proposed Tridon/Alpha venture will effectively create an exclusive avenue for satellite feed of domestic and foreign programming nationwide.

The Chinese government acting through its Ministry of Film, Television and Radio, recently announced the granting of limited access to a consortium of AOL/Time Warner and News Corporation for distribution of foreign programming to China. This is the first time any such rights have been granted to a foreign entity.

Mr. Brick anticipates that the Alpha's project will benefit significantly from the intense competition amongst the international media group for access to the huge lucrative Chinese market.

Statements in this news release may constitute forward-looking statements made under the safe harbor provisions of the applicable securities acts and regulations, and as such are subject to numerous risks and uncertainties that could affect actual future results, including, but not limited to the uncertainty that any of the matters contained therein will happen and other risks as may be detailed from time to time in the company's filings with the Securities and Exchange Commission. Thus, the actual results may differ materially from those contained in this news release. The company disclaims any obligation to update any statements in this news release. e-mail Brian T. Brick, President/CEO at TEIMPLAYER@aol.com, Tele. 310/276-6743. [GRAPHIC OMITTED]
Contact:

     Tridon Enterprises Incorporated, Beverly Hills
     Brian T. Brick, 310/276-6743